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                                                                  Exhibit 99.2

REPUBLIC INDUSTRIES, INC.


                                                200 East Las Olas Boulevard
                                                Suite 1400
                                                Fort Lauderdale, Florida 33301
                                                954-627-6000
                                                954-779-3884 FAX




FOR IMMEDIATE RELEASE                           CONTACTS:
- ---------------------                           J. RONALD CASTELL (REPUBLIC)
                                                (954) 627-6000

                                                CARLOS E. AGUERO (CONTINENTAL)
                                                (908) 396-0018


                          REPUBLIC INDUSTRIES, INC.
                        ANNOUNCES INTENTION TO ACQUIRE
                      CONTINENTAL WASTE INDUSTRIES, INC.


        Ft. Lauderdale, Florida (May 20, 1996)--Republic Industries, Inc. (NASDAQ:RWIN) today announced its intention to acquire Continental Waste Industries, Inc. (NASDAQ:CONT) in a transaction valued at approximately $240 million. Under the terms of the proposed transaction, each share of Continental common stock would be exchanged, on a tax-free basis, for 2/5ths of a share of Republic common stock.

        The proposed transaction, which will be accounted for on a pooling of interests basis, is subject to the execution of a definitive agreement, approval of Continental's shareholders, approval by the Boards of Directors of both companies, and other customary closing conditions, including regulatory approval. Continental's three largest shareholders, representing approximately 25% of Continental's outstanding common stock, have agreed to vote their shares in favor of the transaction, which is anticipated to close during the third quarter of 1996.

        Upon closing the transaction, it is expected that Continental's senior management, including Thomas A. Volini, Continental's Chief Operating Officer, and Carlos E. Aguero, Continental's Chief Executive Officer, will join Republic's senior management team.

        H. Wayne Huizenga, Chairman and Chief Executive Officer of Republic stated, "Continental will be an excellent addition to Republic's growing waste services business, expanding our presence in the Mid-West and Mid-South U.S. We are also fortunate that Continental's senior management team will be playing a significant role in Republic's waste division, giving us an added depth of talent."

        Carlos E. Aguero, Continental's Chief Executive Officer, asserted that Continental's Board of Directors and senior management, after careful consideration, are "convinced that this merger represents a fine opportunity for Continental's shareholders." Speaking for the company's senior management, Mr. Aguero added, "We are pleased and excited about the prospect of joining and contributing to Republic's fine management team."

        Republic is a diversified company which primarily provides solid waste services and electronic security installation, servicing and monitoring services. Recently, Republic announced it had signed an agreement, subject to stockholder approval, to acquire AutoNation Incorporated which is a developing chain of used car mega-stores.